Exhibit 99.1

Key Metrics of the Monsanto Transaction • Transaction unanimously approved by Monsanto’s Board of (1) As of May 9, 2016, the day before Bayer’s first written proposal to Monsanto; (2) Last Twelve Months (3) as per Bloomberg, Sep 13, 2016; Fx rate: USD/EUR=1.11 Acquisition of Monsanto pending Page 8 Meet Management in Cologne • September 20, 2016 Offer Summary • All-cash consideration of $128 per Monsanto share • Enterprise value (EV) of $66bn including net debt Directors, Bayer’s Board of Management and Bayer’s Supervisory Board Key Metrics • Premium of 44% to Monsanto’s undisturbed share price of $89.03(1) • Premium of 43% to Monsanto’s three-month volume weighted average share price(1) • LTM(2) EBITDA multiple of 18.6x as of May 31, 2016; consensus(3) FY 2017 EBITDA multiple of 16.5x

Key Metrics of the Monsanto Transaction (cont´d) Acquisition of Monsanto pending Page 9 Meet Management in Cologne • September 20, 2016 Value Creation • Significant value creation through expected synergies confirmed in due diligence: • ~$1.5bn annual net synergies after year three (~80% cost, ~20% sales) • Additional synergies from integrated solutions increasing over the years thereafter • Transaction expected to be accretive to core EPS in the first full year after closing; double-digit percentage core EPS accretion expected in the third full year after closing • Expect to earn cost of capital after year 4 post closing Financing • Permanent financing expected to consist of a combination of debt and equity • Expected equity component of ~$19bn, expected to be raised through issuance of mandatory convertible bonds and through a rights issue with subscription rights

Path to Completion of the Monsanto Transaction • September 14, 2016: Signing of merger agreement between Bayer and Monsanto • September, 2016: Commence discussions with regulatory agencies • Late 2016/ early 2017: Monsanto to convene shareholder meeting to merger agreement vote on • Closing expected by the end of 2017 Acquisition of Monsanto pending Page 10 Meet Management in Cologne • September 20, 2016